VAALCO ENERGY ANNOUNCES ACQUISITION OF

ADDITIONAL WORKING INTEREST IN THE

ETAME MARIN PERMIT OFFSHORE GABON

HOUSTON – AUGUST 1, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has signed a purchase and sale agreement to acquire an additional 3.23% participating interest in the Etame Marin Permit located offshore of the Republic of Gabon from Sojitz Etame Limited, which represents the full interest owned by Sojitz in the concession.  The transaction has an effective date of August 1, 2016.

VAALCO is operator of and, prior to the acquisition, owned a 30.35%  participating interest (28.1% working interest) in the fields in the Etame Marin block which encompasses approximately 28,700 gross acres in shallow water.  There are four production platforms and nine wells currently producing in the concession, including three subsea well tiebacks.  Production from the fields averaged about 19,000 barrels of oil per day in the second quarter of 2016 and over 93 million barrels of oil have been produced since production commenced in 2002.  This acquisition is expected to boost VAALCO’s net production by nearly 11%, effective as of August 1, 2016.

The transaction is expected to close within 90 days, subject to customary closing conditions.  The Company intends to fund the acquisition with the additional $5 million loan capacity available under the new term loan agreement announced in early July with the International Finance Corporation (IFC), subject to their approval, and with cash on hand.

Steve Guidry, VAALCO’s Chief Executive Officer commented, “We are very pleased to increase our participating interest in our flagship producing asset in offshore Gabon to 33.58%.  VAALCO, operator of the Etame Marin block, drilled the first discovery  in the field in 1997, so our technical team knows the area extremely well.  We believe it has significant upside potential remaining.  We have identified at least 17 future drilling opportunities we can pursue when prices recover that we estimate could include about 65 million barrels of gross unrisked recoverable contingent resources.”

Guidry continued, “This is an ideal acquisition for us as it is anticipated to increase our production by nearly 11% and not require any additional staffing or cash overhead costs to assimilate into the Company.  One of the goals of our strategic review process we announced earlier this year was to seek opportunities to grow the Company in a cost effective manner to enhance shareholder value and we believe this acquisition fits perfectly within that strategy.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Equatorial Guinea and Angola in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for the purchase and sale agreement with Sojitz, the timing and completion of the purchase of assets from Sojitz, liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include the completion and timing of the purchase of assets from Sojitz, expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, the risk that the purchase of assets from Sojitz may not be consummated, or may not be consummated in a timely manner, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Al Petrie

Investor Relations Coordinator

713-543-3422